Exhibit 99.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

PURSUANT TO SECTION 111(b)(4) OF THE EMERGENCY ECONOMIC

STABILIZATION ACT OF 2008

I, Alan B. White, certify in my capacity as Chief Executive Officer of PlainsCapital Corporation, based on my knowledge, that:

1.	The Compensation Committee of PlainsCapital Corporation (the “Compensation Committee”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period from January 1, 2011 to September 27, 2011, the part of the most recently completed fiscal year that was a TARP period (the “applicable period”), the senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to PlainsCapital Corporation;

2.	The Compensation Committee has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of PlainsCapital Corporation and during that same applicable period has identified any features of the employee compensation plans that pose risks to PlainsCapital Corporation and has limited those features to ensure that PlainsCapital Corporation is not unnecessarily exposed to risks;

3.	The Compensation Committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of PlainsCapital Corporation to enhance the compensation of an employee, and has limited any such features;

4.	The Compensation Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (1) and (3) above;

5.	The Compensation Committee will provide a narrative description of how it limited during the applicable period the features in:

a.	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of PlainsCapital Corporation;

b.	Employee compensation plans that unnecessarily expose PlainsCapital Corporation to risks; and

c.	Employee compensation plans that could encourage the manipulation of reported earnings of PlainsCapital Corporation to enhance the compensation of an employee;

6.	PlainsCapital Corporation has required that bonus payments, as defined in the regulations and guidance established under Section 111 of the Emergency Economic Stabilization Act of 2008, as amended (“EESA”) (bonus payments), of the SEOs and the twenty next most highly compensated employees be subject to a recovery or “clawback” provision during the applicable period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

7.	PlainsCapital Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the applicable period;

8.	PlainsCapital Corporation has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the applicable period;

9.	During the applicable period, PlainsCapital Corporation and its employees complied with the Excessive or Luxury Expenditures Policy, as defined in the regulations and guidance established under Section 111 of EESA, of PlainsCapital Corporation then in effect; and any expenses that, pursuant to this Policy, required approval of the Board of Directors, a committee of the Board of Directors, an SEO, or an executive officer with a similar level of responsibility during the applicable period were properly approved;

10.	The standard referred to in clause (x) of the model certification (the “Model Certification”) set forth in Treasury’s Interim Final Rule, 31 C.F.R. Part 30, as amended, under section 111 of EESA is not required to be met by PlainsCapital Corporation;

11.	PlainsCapital Corporation will disclose the amount, nature, and justification for the offering during the applicable period of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (8);

12.	PlainsCapital Corporation will disclose whether PlainsCapital Corporation, the Board of Directors of PlainsCapital Corporation, or the Compensation Committee has engaged during the applicable period a compensation consultant, and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

13.	PlainsCapital Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the applicable period;

14.	PlainsCapital Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between PlainsCapital Corporation and Treasury, including any amendments;

15.	The standard referred to in clause (xv) of the Model Certification was not required to be met by PlainsCapital Corporation as a result of the cessation of its TARP period on September 27, 2011; and

16.	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both (see, for example, 18 USC 1001).

Date: March 16, 2012

By:	/s/ ALAN B. WHITE
Name:	Alan B. White
Title:	Chief Executive Officer PlainsCapital Corporation